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                                                                  EXHIBIT (n)(i)




                                 March 22, 2004



Man-Glenwood Lexington TEI, LLC
123 North Wacker Drive, 28th Floor
Chicago, Illinois 60606

         Re:      Classification for Federal Tax Purposes and
                  Unrelated Business Taxable Income

Ladies and Gentlemen:

         We have acted as counsel in connection with the formation of Man-Glenwood Lexington TEI, LLC, a Delaware limited liability company organized on October 22, 2003 (the "Fund"), and the offering of interests therein (the "Offering"). Man-Glenwood Lexington Associates Portfolio, LLC is also a Delaware limited liability company that was organized on September 24, 2002 (the "Portfolio").(1) You have requested our opinion as to:

                  (1) Whether each Company will be classified as a partnership for federal tax purposes; and

                  (2) Whether either Company will be a publicly traded partnership treated as a corporation for purposes of section 7704.(2)

In rendering the opinion set forth herein, we have examined the Fund's Limited Liability Company Agreement dated as of October 22, 2003, the Portfolio's Limited Liability Company Agreement dated as of September 24, 2002,(3) the Fund's Prospectus and Statement of Additional Information, each subject to completion and dated March,

--------

(1) The Fund and the Portfolio are sometimes referred to herein individually as a "Company" and collectively as the "Companies."

(2) All section references are to the Internal Revenue Code of 1986, as amended ("Code"), unless otherwise noted, and all "Treas. Reg. ss." references are to the regulations under the Code ("Regulations").

(3) Such agreements are identical with respect to the matters discussed herein. For convenience, therefore, only the Fund's Limited Liability Company Agreement (the "LLC Agreement") is referred to below, but such references apply equally to the Portfolio's Limited Liability Company Agreement.


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Man-Glenwood Lexington TEI, LLC
March 22, 2004
Page 2



2004 (collectively, the "Offering Memorandum"), and other documents we deemed necessary or appropriate for the purposes hereof, and we assume the correctness and completeness of all factual statements therein. As to various facts not set forth in such documents, we have relied, with your consent and without independent investigation, on representations from the Fund and its Board of Managers ("Board"), on representations from the Portfolio, and on certificates of public officials. Furthermore, we have assumed the legal capacity of all natural persons signing or delivering any instrument, the genuineness of all signatures of persons on original documents, the authority of all persons signing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

         This opinion (1) is premised on the facts described under the Statement of Facts below, which are based on such examination and statements, (2) is conditioned on the Companies' being operated in accordance with the LLC Agreement and the Offering Memorandum and consistent with such facts, and (3) is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (the "Service") in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect our opinion; we assume no responsibility to update this opinion with respect to any such change or modification.

         This opinion also is applicable only to the extent each Company is solvent, and we express no opinion about the tax treatment of the transactions described herein if either of them is insolvent. We are furnishing this opinion to you in connection with the Fund's offering of interests, and it is not to be relied upon, quoted, or used, in whole or in part, by any other person for any other purpose, except with our prior written consent.

                               STATEMENT OF FACTS

1.       GENERAL

         Membership interests in the Fund ("Units") are being offered exclusively to qualified investors ("Members"), in a "public offering" within the meaning of section 4(2) of the Securities Act of 1933, as amended ("1933 Act"). Accordingly, a registration statement will be filed with the Securities and Exchange Commission ("SEC") under the 1933 Act regarding the Units. In addition, each Company is or will be registered with the SEC as an investment company under the Investment Company Act of 1940, as amended.

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Man-Glenwood Lexington TEI, LLC
March 22, 2004
Page 3


         The Fund's investment objectives are (1) to preserve capital, regardless of what transpires in the U.S. or global financial markets, (2) to generate attractive returns and thereby increase investors' wealth, and (3) to produce returns that have low correlation with major market indices. The Fund will attempt to achieve these objectives by investing all of its investable assets in Man-Glenwood Lexington TEI, LDC, a Cayman Islands limited duration company (the "Offshore Fund"), which in turn will invest all of its investable assets in the Portfolio. The Portfolio will utilize a multi-strategy, multi-manager approach to attain these objectives. The Portfolio will emphasize efficient allocation of investor capital among hedge funds and other pooled investment vehicles such as limited partnerships with a range of investment strategies (collectively, the "Investment Funds") managed by independent investment (a so-called "fund of funds" structure).

         Neither Units nor interests in either the Offshore Fund or the Portfolio (collectively, "Interests") will be traded on an "established securities market" (within the meaning of the Regulations under section 7704). Moreover, (1) Interests will not be regularly quoted by any person making a market therein, (2) no person will regularly make available to the public bid or offer quotes with respect to Interests and stand ready to effect buy or sell transactions at the quoted price, (3) no holder of any Interest will have a readily available, regular, and ongoing opportunity to sell or exchange Interests through a public means, and (4) prospective buyers and sellers will not otherwise have the opportunity to buy, sell, or exchange Interests in a time frame and with the regularity and continuity comparable to that described in clauses (1) - (3).

         Further, the Portfolio does not have, and will not have more than 100 partners. Two of the partners in the Portfolio are other partnerships (the "Feeder Partnerships"), but the Portfolio has represented to us that it serves as the master fund in a master-feeder arrangement in which the Feeder Partnerships are feeder funds and that it was not a principal purpose of the Feeder Partnerships' investment in the Portfolio to allow the Portfolio to satisfy the "private placement safe harbor" described below.

2.       THE LLC AGREEMENT AND DELAWARE LAW

         Pursuant to Section 4.3(a) of the LLC Agreement "Units of a Member may be Transferred only (i) by operation of law pursuant to the death, divorce, bankruptcy, insolvency, dissolution, or incompetency of such Member or (ii) with the written consent of the Board (which may be withheld in its sole discretion)." Before such consent may be


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Man-Glenwood Lexington TEI, LLC
March 22, 2004
Page 4


given for transfers other than certain specified transfers that do not involve "sales,"(4) the Board must consult with the Fund's counsel to ensure that the transfer "will not cause [it] to be treated as a `publicly traded partnership' taxable as a corporation."

         Section 4.4(a) of the LLC Agreement states as follows: "Except as otherwise provided in this Agreement, no Member or other person holding Units shall have the right to withdraw or tender to [the Fund] for repurchase of those Units. The Board from time to time, in its sole discretion and on such terms and conditions as it may determine, may cause [the Fund] to repurchase Units pursuant to written tenders. However, [the Fund] shall not offer to repurchase Units on more than four occasions during any one Fiscal Year unless it has received an opinion of counsel to the effect that such more frequent offers would not cause any adverse tax consequences to [the Fund] or the Members."

         That section also provides that, in determining whether to cause the Fund to repurchase Units pursuant to written tenders, the Board will consider the following factors, among others: (1) whether any Members have requested to tender Units to the Fund; (2) the liquidity of the Fund's assets; (3) the Fund's investment plans and working capital requirements; (4) the relative economies of scale with respect to the size of the Fund; (5) the history of the Fund in repurchasing Units; (6) the economic condition of the securities markets; and
(7) the anticipated tax consequences of any proposed repurchases of Units.

         The Fund has stated that among the factors the Board will consider in determining whether to cause the Fund to repurchase Units is the quantity of such Units repurchased in any year relative to the total capital and profits interests in the Fund in light of the limitation set forth in the "redemption or repurchase agreement" safe harbor, described below. The "redemption or repurchase agreement" safe harbor limits the sum of the percentage interests in partnership capital or profits transferred during the taxable year of the partnership to 10 percent of the total interests in partnership capital or profits.

         Section 4.4(d) of the LLC Agreement provides that if and when the Board has decided to repurchase Units, "Units will be valued for purposes of determining their

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(4) That is, transfers "(i) in which the tax basis of the Units in the hands of the transferee is determined, in whole or in part, by reference to its tax basis in the hands of the transferor (e.g., certain Transfers to affiliates, gifts, and contributions to family partnerships), (ii) to members of the Member's immediate family (brothers, sisters, spouse, parents, and children), [or] (iii) as a distribution from a qualified retirement plan or an individual retirement account."


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Man-Glenwood Lexington TEI, LLC
March 22, 2004
Page 5



repurchase price as of the end of each fiscal quarter (a 'Valuation Date'). ...
Units being tendered by Members pursuant to subsection 4.4(a) shall be tendered by Members at least thirty (30) days prior to the applicable Valuation Date. [The Fund] shall pay the repurchase price for tendered Units approximately, but no earlier than, thirty (30) days after the applicable Valuation Date." The latter date is the effective date of the repurchase of tendered Units for all purposes under the Agreement other than the allocation of Fund net profits and losses (which, in the case of a Member all or part of whose Units are repurchased, are allocated as of the related Valuation Date). See the definition of "Fiscal Period" in Article I of the LLC Agreement and Section 5.4 thereof. The Fund has represented that payment of the repurchase price for any Member's tendered Units will in no event be made sooner than 60 days after the Member's written tender thereof to the Fund.

                                    ANALYSIS

1.       EACH COMPANY WILL BE CLASSIFIED AS A PARTNERSHIP FOR FEDERAL TAX
         PURPOSES.

         Section 7701(a)(2) defines the term "partnership" to include "a syndicate, group, pool, joint venture, or other unincorporated organization, through or by means of which any business, financial operation, or venture is carried on, and which is not, within the meaning of this title, a trust or estate or a corporation." Section 7701(a)(3) defines the term "corporation" to include "associations, joint stock companies, and insurance companies." Because neither Company is a trust, an estate, a joint stock company, or an insurance company, each will be classified as a partnership for federal tax purposes if it is not an association taxable as a corporation.

         Under the so-called "check-the-box Regulations" for classifying business organizations under sections 7701(a)(2) and (3) (Treas. Reg. ss. 301.7701-1 through -3 and parts of -4), the first step in classifying an entity is to determine whether there is a separate entity for federal tax purposes. See Treas. Reg. ss. 301.7701-1(a). The Regulations specify that whether an organization is an entity separate from its owners for federal tax purposes is a matter of federal tax law and does not depend on whether the organization is recognized as an entity under local law. Treas. Reg. ss. 301.7701-1(a)(1). The Regulations address the peculiar circumstances that may affect the status of joint ventures or contractual arrangements, certain local law entities such as organizations wholly owned by a state, and single owner organizations. None of these peculiar circumstances applies to either Company, and each Company thus will be a separate entity for federal tax purposes.


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Man-Glenwood Lexington TEI, LLC
March 22, 2004
Page 6





         An organization that is a separate entity for federal tax purposes is either a trust or a business entity.(5) The Regulations provide that the term "trust" refers to an arrangement whereby trustees take title to property for the purpose of protecting or conserving it for the beneficiaries under the ordinary rules applied in chancery or probate courts and does not extend to an arrangement under which the beneficiaries are associates in a joint enterprise for the conduct of business for profit. See Treas. Reg. ss. 301.7701-4(a). Neither Company will be such an arrangement, and each is designed to carry on a profit-making business. Therefore, each Company will be classified as a business entity rather than a trust for federal tax purposes.

         The final step in the classification process under the check-the-box Regulations is to determine whether a business entity is a corporation or a partnership.(6) Regulation section 301.7701-2(b) defines "corporation" for federal tax purposes to include corporations denominated as such under the federal or state statute pursuant to which they were organized, organizations taxable as corporations under a Code provision other than section 7701(a)(3), and certain foreign organizations. Any business entity that is not classified as a corporation under that Regulation section (an "eligible entity") and has at least two members may elect to be classified as either a partnership or an association taxable as a corporation. Treas. Reg. ss. 301.7701-3(a).

         The default classification for a domestic eligible entity that has two or more members is a partnership. See Treas. Reg. ss. 301.7701-3(b)(1) (which provides, in pertinent part, that "unless the entity elects otherwise, a domestic eligible entity is -- (i) A partnership if it has two or more members
...."). "[E]lections are necessary only when an eligible entity chooses to be classified initially as other than the default classification or when an eligible entity chooses to change its classification." Treas. Reg. ss. 301.7701-3(a). Accordingly, each Company, absent such an election by it, will be classified as a partnership for federal tax purposes.

----------------

(5) Regulation section 301.7701-2(a) provides that "a business entity is any entity recognized for federal tax purposes ... that is not properly classified as a trust under [Treas. Reg.] ss. 301.7701-4 or otherwise subject to special treatment under the ... Code." Neither Company is subject to any such special treatment.

(6) Regulation section 301.7701-2(a) provides that "[a] business entity with two or more members is classified for federal tax purposes as either a corporation or a partnership. A business entity with only one owner is classified as a corporation or is disregarded ... ." As described above, each Company will have at least two members at all times.


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Man-Glenwood Lexington TEI, LLC
March 22, 2004
Page 7




2.       NEITHER COMPANY WILL BE A PUBLICLY TRADED PARTNERSHIP.

         Section 7704(a) provides, in general, that a publicly traded partnership shall be treated as a corporation. Section 7704(b) states that the term "publicly traded partnership" means any partnership if interests therein
(1) are traded on an established securities market or (2) are readily tradable on a secondary market (or the substantial equivalent thereof) ("Readily Tradable"). An established securities market includes (a) a national securities exchange registered under the Securities Exchange Act of 1934, as amended, (b) a national securities exchange exempt from such registration because of the limited volume of transactions, (c) a foreign securities exchange that satisfies regulatory requirements analogous to those under that act, (d) a regional or local exchange, and (e) an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise. Treas. Reg. ss. 1.7704-1(b). Because no Units or interests in the Portfolio will be traded on an established securities market, neither the Fund nor the Portfolio will be a publicly traded partnership, and therefore treated as a corporation, unless Units or such interests, respectively, are Readily Tradable.(7)

         Pursuant to Treas. Reg. ss. 1.7704-1(c)(2), interests in a partnership are Readily Tradable if (1) the interests are regularly quoted by any person making a market in the interests, (2) any person regularly makes available to the public bid or offer quotes with respect to the interests and stands ready to effect buy or sell transactions at the quoted price, (3) the holder of any interest has a readily available, regular, and ongoing opportunity to sell or exchange the interests through a public means, or (4) prospective buyers and sellers otherwise have the opportunity to buy, sell, or exchange interests in a time frame and with the regularity and continuity comparable to that described in the preceding clauses.

         Thus, a secondary market or its equivalent exists if a partner has the opportunity to sell or exchange its partnership interest with some degree of regularity. In the case of the Fund, however, a Member is not permitted to transfer its Units. If a Member wishes to increase or decrease its investment in the Fund, the increase will be accomplished through a capital contribution thereto and the decrease will be accomplished through a repurchase of Units, each of which will be reflected by an increase or decrease, respectively, in the Member's capital account balance.(8) No transfer of any Units to any

-------------------

(7) The following analysis of the publicly traded partnership rules applies equally to each Company but for simplicity only refers to the Fund.

(8) Under Treas. Reg. ss. ss. 1.708-1(b)(1)(ii) and 1.731-1(c)(3), a capital contribution would not constitute a sale or exchange unless shortly thereafter the contributed property was distributed to


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Man-Glenwood Lexington TEI, LLC
March 22, 2004
Page 8




other person would occur. Nevertheless, Treas. Reg. ss. 1.7704-1(a)(3) provides that, for purposes of section 7704(b) and that Regulation section, "a transfer of an interest in a partnership means a transfer in any form, including a redemption by the partnership ...."

         The Regulations set forth certain "safe harbors" on which a partnership may rely to assure that interests therein are not Readily Tradable.

         One of these safe harbors is the so-called "private placement safe harbor," which applies if (1) the partnership interests were issued in a transaction or transactions not requiring registration under the 1933 Act and
(2) the partnership has no more than 100 partners at any time during its taxable year. Treas. Reg. ss. 1.7704-1(h)(1). Section 1.7704-1(h)(3) provides that, for purposes of Treas. Reg. ss. 1.7704-1(h)(1), a person who owns an interest in a partnership, grantor trust or S corporation (flow-through entities) that owns, directly or through other flow-through entities, an interest in a partnership is treated as a partner in the partnership only if (i) substantially all of the value of the beneficial owner's interest in the flow-through entity is attributable to the flow-through entity's interest (direct or indirect) in the partnership; and (ii) a principal purpose of the use of the tiered arrangement is to permit the partnership to satisfy the 100-partner limitation of Treas. Reg.ss.1.7704-1(h)(1).

         As described above, the Portfolio will have fewer than 100 partners, including among its partners the Offshore Fund and the Feeder Partnerships. The Portfolio serves as the master fund in a master-feeder arrangement in which the Feeder Partnerships are feeder funds, and it was not a principal purpose of the Feeder Partnerships' investment in the Portfolio to allow the Portfolio to satisfy the "private placement safe harbor."

         Another safe harbor applies in the case of a "redemption or repurchase agreement," which is defined as "a plan of redemption or repurchase maintained by a partnership whereby the partners may tender their partnership interests for purchase by the partnership, another partner, or a person related to another partner ...." Treas. Reg. ss. 1.7704-1(e)(3). Section 4.4(a) and related provisions of the LLC Agreement qualify as such an agreement.

         Pursuant to Treas. Reg. ss. 1.7704-1(f), the transfer of an interest in a partnership pursuant to a redemption or repurchase agreement is disregarded in determining whether interests in the partnership are Readily Tradable only if--

--------------------------------------------------------------------------------

another Member or other property was distributed to the contributing Member. The Fund has represented to us that it will make no such distribution.


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Man-Glenwood Lexington TEI, LLC
March 22, 2004
Page 9



               "(1) The redemption or repurchase agreement provides that the redemption or repurchase cannot occur until at least 60 calendar days after the partner notifies the partnership in writing of the partner's intention to exercise the redemption or repurchase right;

               "(2) Either --

                       "(i) The redemption or repurchase agreement requires that
                  the redemption or repurchase price not be established until at least 60 calendar days after receipt of such notification by the partnership or the partner; or

                       "(ii) The redemption or repurchase price is established
                  not more than four times during the partnership's taxable year; and

               "(3) The sum of the percentage interests in partnership capital or profits transferred during the taxable year of the partnership ... does not exceed 10 percent of the total interests in partnership capital or profits."

         The LLC Agreement contains provisions satisfying the requirements for a safe-harbor redemption or repurchase agreement:

         First, the LLC Agreement provides that the Fund will repurchase Units only if they have been tendered at least 30 days prior to a Valuation Date; and it will pay the repurchase price approximately, but no earlier than, 30 days after the Valuation Date (therefore, in no event less than 60 days after the written tender thereof). This satisfies the "redemption or repurchase agreement" safe harbor's condition (in Treas. Reg. ss. 1.7704-1(f)(1)) that the redemption or repurchase agreement provide that the redemption or repurchase cannot occur until at least 60 days after a partner notifies the partnership of his intention to sell.

         Second, the LLC Agreement provides that Units will be valued for purposes of determining their repurchase price as of the end of each fiscal quarter (i.e., four times per fiscal year) and the Fund will not offer to repurchase Units on more than four occasions during any fiscal year (unless it receives an opinion of counsel to the effect that more frequent offers would not cause any adverse tax consequences to the Fund or the Members). These provisions satisfy the "redemption or repurchase agreement" safe harbor's condition (in Treas. Reg. ss. 1.7704-1(f)(2)) that the repurchase price be established not more than four times during the partnership's taxable year.

         The third condition of the "redemption or repurchase agreement" safe harbor is that the repurchased interests' partnership capital or profits not exceed 10 per cent per


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Man-Glenwood Lexington TEI, LLC
March 22, 2004
Page 10


year of the total interests in partnership capital or profits. The LLC Agreement does not contain an explicit limitation on the quantity of Units that can be repurchased in any year. The LLC Agreement does, however, state that repurchases of Units will be undertaken in the sole discretion of the Board, taking into consideration factors including the anticipated tax consequences of any proposed repurchases. The Fund has stated that among the factors the Board will consider in determining whether to cause the Fund to repurchase Units is the quantity of such Units repurchased in any year relative to the total capital and profits interests in the Fund in light of the 10 per cent limitation set forth in the "redemption or repurchase agreement" safe harbor. In any event, no Member has the right to have its Units repurchased.(9)

         The transfer restrictions and repurchase provisions of the LLC Agreement are sufficient meet the requirements of the "redemption or repurchase agreement" safe harbor as set forth in the Regulations in any year in which the Fund repurchases Units not in excess of 10 percent of the total interests in the Fund's capital or profits.

         In the event that, in any year, the Fund repurchases Units in excess of 10 percent of the total interests in the Fund's capital or profits, the Fund will not satisfy the "redemption or repurchase agreement" safe harbor. This failure however, does not preclude a determination that the Units are not Readily Tradable in such a year. Regulation section 1.7704-1(c)(3) states that "[t]he fact that a transfer of a partnership interest is not within one or more of the safe harbors described in ... this section is disregarded in determining whether interests in the partnership are [Readily Tradable]." Rather, in this event, the partnership's status is examined to determine whether, taking into account all of the facts and circumstances, the partners are readily able to buy, sell, or exchange their partnership interests in a manner that is comparable, economically, to trading on an established securities market.

         To be Readily Tradable there must exist a secondary market or its equivalent providing a partner with the opportunity to sell or exchange its partnership interest with some degree of regularity. The Fund's LLC Agreement provides a mechanism by which the Fund can repurchase Units, but it provides no guarantee that the Fund will, in fact, make such repurchases. Further, LLC Agreement's repurchase provisions satisfy the "redemption or repurchase agreement" safe harbor's requirements with respect to what must be provided in a redemption or repurchase agreement, thereby imposing substantial limitations on a partner's ability to have its Units repurchased in the event

--------------

(9) In the event that a Member submits to the Fund a written request that the Fund repurchase all of such Member's Units and the Fund does not repurchase all of such Member's Units within two years after the date of such written request, the Fund will be dissolved.


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Man-Glenwood Lexington TEI, LLC
March 22, 2004
Page 11



that the Fund proceeds with a repurchase of Units. The lapse of at least 60 days between the tender of Units and the payment of the repurchase price therefor, and the limit of four repurchase events per year, establish significant contractual restrictions on liquidity. These contractual restrictions reflect the significant lack of liquidity existing in the Fund's investment, through the Portfolio, in investment partnerships that may not, themselves, provide liquidity. The lack of liquidity inherent in the investment strategy, which is reflected in the LLC Agreement, provides a strong indication that the LLC Agreement's repurchase provisions will not provide the equivalent of a secondary market for the Units. Further, although the LLC Agreement does not impose an absolute maximum limitation on the percentage of Units that can be repurchased in any one year, the nature of the Fund's investments and the lack of liquidity inherent in such investments will impose a practical limitation on the Fund's ability and willingness to engage in a practice of substantial Unit repurchases.

         Based on and subject to the foregoing, we are of the opinion that, for federal tax purposes:

                  (1) Each Company will be classified as a partnership at all times during which it has two or more members;

                  (2) The Portfolio will not be a publicly traded partnership treated as a corporation for purposes of section 7704;

                  (3) The Fund will not be a publicly traded partnership treated as a corporation for purposes of section 7704, due to the application of the "redemption or repurchase agreement" safe harbor in any year in which it repurchases Units not in excess of 10 percent of the total interests in the Fund's capital or profits; and

                  As described above, in the event that the Fund in any year repurchases Units in excess of 10 percent of the total interests in the Fund's capital or profits, the Fund will not satisfy the "redemption or repurchase agreement" safe harbor. The Fund may, however, still avoid being considered a publicly traded partnership treated as a corporation for purposes of section 7704 if the facts and circumstances with respect to the Fund's repurchases of Units, including the amount of Units being repurchased in such year and the pattern of repurchases of Units over the life of the Fund, indicate that the Fund is not providing the equivalent of a secondary market for its Units that is comparable, economically, to trading on an established securities market.

         We consent to the reference to our firm under the heading "Taxes - Tax Treatment of Fund Operations - Classification of TEI" in the Prospectus included in the Offering Memorandum and under the heading "Tax Aspects - Tax Treatment of Fund


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Man-Glenwood Lexington TEI, LLC
March 22, 2004
Page 12



Operations - Classification of TEI" in the Statement of Additional Information included therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

                                                     Very truly yours,



                                                     KIRKPATRICK & LOCKHART LLP

                                                                March 22, 2004


Man-Glenwood Lexington TEI, LLC
123 North Wacker Drive, 28th Floor
Chicago, Illinois 60606

                  Re:      Unrelated Business Taxable Income

Ladies and Gentlemen:

         We have acted as counsel in connection with the formation of Man-Glenwood Lexington TEI, LLC, a Delaware limited liability company organized on October 22, 2003 (the "Fund"), and the offering of interests therein (the "Offering"). Man-Glenwood Lexington TEI, LDC (the "Company") is a limited duration company incorporated on January 30, 2004 under The Companies Law (2003 Revision) of Cayman Islands (as amended, the "Act"). You have requested our opinion as to whether entities which are generally exempt from Federal income tax under Section 501(a)(1) ("Tax Exempt Investors"), will receive or be deemed to receive "unrelated business taxable income," as that term is defined in
Section 512, as a result of such entities' investment in the Fund if the Fund's sole activity is to invest in the Company which, in turn, invests in interests in Man-Glenwood Lexington Associates Portfolio, LLC is also a Delaware limited liability company that was organized on September 24, 2002 (the "Portfolio").

         In rendering the opinion set forth herein, we have examined the Fund's Limited Liability Company Agreement dated as of October 22, 2003 (the "LLC Agreement"), the Fund's Prospectus and Statement of Additional Information, each subject to completion and dated March, 2004 (collectively, the "Offering Memorandum"), the Company's Memorandum & Articles of Association dated as of January 30, 2004 (the "Articles") and other documents we deemed necessary or appropriate for the purposes hereof, and we assume the correctness and completeness of all factual statements therein. As to various facts not set forth in such documents, we have relied, with your consent and without independent investigation, on representations from the Fund and its Board of Managers ("Board") and on certificates of public officials. Furthermore, we have assumed the legal capacity of all natural persons signing or delivering any instrument, the genuineness of all signatures of persons on original documents, the authority of all persons signing such documents, the authenticity of all documents submitted to us as

----------------

(1) All Section references are to the Internal Revenue Code of 1986, as amended ("Code"), unless otherwise noted, and all "Treas. Reg. ss." references are to the regulations under the Code ("Regulations").


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Man-Glenwood Lexington TEI, LLC
March 22, 2004
Page 2






originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

         This opinion (1) is premised on the facts described under the Statement of Facts below, which are based on such examination and statements, (2) is conditioned on the Fund's being operated in accordance with the LLC Agreement and the Offering Memorandum and consistent with such facts, (3) is conditioned on the Company's being operated in accordance with the Articles and the Offering Memorandum and consistent with such facts, and (4) is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (the "Service") in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect our opinion; we assume no responsibility to update this opinion with respect to any such change or modification.

         This opinion also is applicable only to the extent both the Fund and the Company are solvent, and we express no opinion about the tax treatment of the transactions described herein if either of them is insolvent. We are furnishing this opinion to you in connection with the Fund's offering of interests, and it is not to be relied upon, quoted, or used, in whole or in part, by any other person for any other purpose, except with our prior written consent.

         As to certain matters of Cayman Islands law identified herein, we have relied with your consent on advice provided to us by Walkers SPV Limited, counsel to the Company with respect to matters of Cayman Islands law ("Cayman Islands Counsel"). In this regard, we note as a general matter that the Company's Articles were prepared by Cayman Islands Counsel and we have relied upon the advice of Cayman Islands Counsel that the provisions thereof comport with all applicable provisions of Cayman Islands law. The opinion expressed herein (1) is premised on the facts described under the Statement of Facts and the Analysis below, which are based on such examination and statements, and is conditioned on the Company being operated in accordance therewith and (2) is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service ("Service") in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect our opinion; we assume no responsibility to update our opinion with respect to any such change or modification. Our opinion also is applicable only to the extent the both the Fund and Company are solvent, and we express no opinion about the tax treatment of the transactions described herein if either of them is insolvent. We are furnishing this opinion to you in connection with the Fund's and the Company's issuance of units or shares, and it is not be relied upon, quoted or used, in whole or in part, by any person other than you and prospective investors in the Fund for any other purpose, except with our prior written


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Man-Glenwood Lexington TEI, LLC
March 22, 2004
Page 3




consent.


STATEMENT OF FACTS

         The Fund's investment objectives are (1) to preserve capital, regardless of what transpires in the U.S. or global financial markets, (2) to generate attractive returns and thereby increase investors' wealth, and (3) to produce returns that have low correlation with major market indices. The Fund will attempt to achieve these objectives by investing all of its investable assets in the Company, which in turn will invest all of its investable assets in the Portfolio. The Portfolio will utilize a multi-strategy, multi-manager approach to attain these objectives. The Portfolio will emphasize efficient allocation of investor capital among hedge funds and other pooled investment vehicles such as limited partnerships with a range of investment strategies (collectively, the "Investment Funds") managed by independent investment (a so-called "fund of funds" structure). The Portfolio may hold debt-financed property due to purchases of securities on margin or through other means of leverage.

         The operations of the Fund, the Company and the Portfolio shall be limited to the investment and other activities described in the Offering Memorandum. In particular, it is our understanding, confirmed by the Fund, the Company and the Portfolio, that the Company and the Portfolio are not and will not become insurance companies and do not and will not engage in any insurance-related activities.

         The Fund currently offers its units to U.S. Tax Exempt Investors.

         The Company will have at least two shareholders, the Fund and the entity that serves as the Portfolio's investment adviser.

         We assume for purposes of this opinion, the Company's Articles so provide, and we have been so advised by Cayman Islands Counsel, that under Cayman Islands law the liability of the Company's shareholders with respect to the Company is limited to the subscription price of the Company shares purchased by the shareholders.


                                    ANALYSIS

1. THE COMPANY WILL BE TREATED AS A SEPARATE ENTITY, AND WILL BE CLASSIFIED AS A CORPORATION, FOR FEDERAL INCOME TAX PURPOSES.

         A. The Company Will Be Treated as a Separate Entity for Federal Income Tax Purposes.

         The Regulations allow eligible entities to elect their classification for federal tax purposes. The first step in the classification process is to determine whether there is a separate entity for federal tax purposes. See Treas. Reg. ss. 301.7701-1(a). The


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March 22, 2004
Page 4




Regulations specify that whether an organization is an entity separate from its owners for federal tax purposes is a matter of federal tax law, and does not depend on whether the organization is recognized as an entity under local law. Treas. Reg. ss. 301.7701-1(a)(1). The Regulations further state that a "joint venture or other contractual arrangement may create a separate entity for federal tax purposes if the participants carry on a trade, business, financial operation, or venture and divide the profits therefrom." Treas. Reg. ss. 301.7701-1(a)(2).

         As described above, the Company will engage in investment activities for the benefit of its principal shareholder, the Fund, specifically by investing in the Portfolio. The Company has its own business purpose and investment objectives, will own its own assets and be liable for its own liabilities, all for the sole benefit of the holders of the Company's shares while shielding those shareholders from liabilities incurred by the Company.

         Accordingly, we believe that the Company will be treated as a separate entity, for federal tax purposes.

         B. The Company Will Be Classified as a Corporation for Federal Income Tax Purposes.

         An organization that is recognized as a separate entity for federal tax purposes is either a trust or a business entity. The Regulations provide that the term "trust" refers to an arrangement whereby trustees take title to property for the purpose of protecting it or conserving it for the beneficiaries, and that trusts generally do not have associates or an objective to carry on a business for profit. See Treas. Reg. ss. 301.7701-4(a). The Company will not be an arrangement to protect or conserve property, and it is designed to carry on a profit-making business. Therefore, the Company will be classified as a business entity rather than a trust for federal tax purposes.

         The next step in the classification process is to determine whether a business entity is a corporation or a partnership.(2) Section 301.7701-2(b) of the Regulations defines "corporation" for federal tax purposes to include corporations denominated as such under the federal or state statute pursuant to which they were organized, organizations taxable as corporations under a Code provision other than Section 7701(a)(3), and certain foreign organizations. Any business entity that is not required to be treated as a corporation (an

---------------

(2) Section 301.7701-2(a) of the Regulations provides that "[a] business entity with two or more members is classified for federal income tax purposes as either a corporation or a partnership. A business entity with only one owner is classified as a corporation or is disregarded ...." As described above in this opinion letter, each Fund will have at least two shareholders at all times.


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Man-Glenwood Lexington TEI, LLC
March 22, 2004
Page 5




"eligible entity") and has at least two members may elect to be classified as either a partnership or an association taxable as a corporation. Treas. Reg. ss. 301.7701-3(a).

         Section 301.7701-3(b)(2) of the Regulations provides that unless the entity elects otherwise, a foreign eligible entity is treated as a corporation if it has two or more members, all of which have limited liability. "[E]lections are necessary only when an eligible entity chooses to be classified initially as other than the default classification or when an eligible entity chooses to change its classification." Treas. Reg. ss. 301.7701-3(a). The Company will have two or more shareholders and, as discussed above, all of the shareholders of the Company will have limited liability. Accordingly, in the absence of an election otherwise by the Company, the Company will be classified as a corporation for federal tax purposes. We understand that the Company will not elect to be treated as anything other than a corporation for federal tax purposes.

2. TAX EXEMPT INVESTORS WILL NOT RECEIVE OR BE DEEMED TO RECEIVE UNRELATED BUSINESS TAXABLE INCOME.

         A. Circumstances that Result in the Receipt of Unrelated Business Taxable Income.


         Entities that generally are exempt from federal income tax under
Section 501(a) of the Internal Revenue Code are nevertheless subject to tax on their "unrelated business taxable income," as defined in Section 512 ("UBTI").
Section 512 defines "unrelated business taxable income" as income derived from any unrelated trade or business regularly carried on by an exempt organization, less certain related deductions, and subject to the modifications provided in
Section 512(b).

         This opinion does not address the potential for a Tax Exempt Investor to generate UBTI from its own activities; rather it addresses only the potential that a Tax Exempt Investor might receive UBTI as a result of the activities of the Fund, the Company or the Portfolio. Section 512(b) excludes certain types of investment income, including dividends and interest,(3) as well as capital gains,(4) from the definition of UBTI. However, those types of income can be characterized as UBTI if they are derived from "debt-financed property."(5) For example, if a Tax Exempt Investor borrows money to purchase shares of the Fund, the income received by the Tax Exempt Investor from the Fund would be debt-financed income and, thus, UBTI as a result of the Tax Exempt

---------------

(3) Codess.512(b)(1).

(4) Codess.512(b)(5).

(5) Codess.512(b)(4).

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March 22, 2004
Page 6




Investor's activities in connection with the acquisition of an interest in the Fund. This opinion does not address the circumstances under which a debt-financed purchase of an interest in the Fund may be deemed to occur. Tax Exempt Investors are urged to consult their own tax advisers in this regard.

         A Tax Exempt Investor might also receive or be deemed to receive UBTI as a result of a pass-through of UBTI from an entity in which it invests. If a tax exempt organization is a member of a partnership that regularly carries on an unrelated trade or business with respect to such tax-exempt organization, the tax exempt organization must include as UBTI its share of the gross income of the partnership from the unrelated trade or business and its share of partnership deductions directly connected with such gross income.(6)

         Also, if a tax exempt organization receives payments of interest, annuity, royalty or rent from another entity that is controlled by the tax-exempt organization, such payments will constitute UBTI to the extent that the payments reduce the net unrelated income of the controlled entity.(7) For purposes of Section 512(b)(13), "control" of a corporation means ownership (by vote or value) of more than 50 percent of the stock in such corporation and "control" of a partnership means ownership of more than 50 percent of the profits interests or capital interests in such partnership.

         Further, the Section 512(b)(1) dividend exclusion does not apply to Subpart F income received by a tax-exempt organization from a captive foreign insurance company if the foreign insurer has insurance income that would be UBTI if earned directly by the domestic tax-exempt entity.(8)

         B. A Tax Exempt Investor will not Receive UBTI as a Result of Investment in the Fund or the Fund's Investment in the Company.

            (i) Receipt of Dividends and/or Sale Proceeds.

---------------

(6) Code ss. 512(c); see Rev. Rul. 79-222, 1979-2 C.B. 236 (a tax-exempt limited partner is deemed to be engaged in any unrelated trade or business carried on by the partnership, and is taxable on its distributive share of the gross income of such business less its share of partnership deductions directly connected with such income).

(7) Code ss.512(b)(13).

(8) Code ss.512(b)(17).


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March 22, 2004
Page 7




            (a) Distributions from the Company to the Fund, other than in redemption of shares in the Fund, will constitute dividends as described in
Section 512(b)(1) and, accordingly, will not be UBTI; and

            (b) distributions from the Company in redemption of a shareholder's shares may include amounts constituting dividends as described in Section 512(b)(1) and may result in the realization of gain or loss from the sale, exchange or other disposition of property in connection with the shareholder's investment activities as described in Section 512(b)(5) and, in either case, will not be UBTI.

         (ii) The Company is not a Partnership and Therefore UBTI Will Not Pass Through to the Fund. As described above, a Tax Exempt Investor in an organization treated as a partnership for federal income tax purposes will be attributed its allocable share of UBTI generated by the partnership's activities. UBTI, on the other hand, except in the case of a captive foreign insurance company, does not pass through to the shareholders of an organization that is taxable as a corporation for federal income tax purposes. As discussed above, the Company will be treated, for federal income tax purposes, as a corporation rather than as a partnership. Accordingly, any income of the Company resulting from the Fund's own activities or investments, including its investment in the Portfolio, will not be characterized as UBTI. Accordingly, no income allocable by the Fund to a Tax Exempt Investor will be included in the income of such Tax Exempt Investor in calculating its UBTI.(9)

-------------

(9) In Priv. Let. Rul. 200251016 (September 23, 2002), a charitable remainder unitrust invested in a limited partnership which, in turn, proposed to become a shareholder in a foreign corporation, which corporation, in turn, proposed to invest as a limited partner in a number of limited partnerships (the "funds"). The funds would acquire and actively manage diverse portfolios of stocks and other securities, and some of the funds expected to borrow money in order to acquire investments. The Service concluded that under Code sections 512(c), 512(b)(4) and 514, income derived by the foreign corporation from the funds would be UBTI to the charitable remainder unitrust if it were received directly by the charitable remainder unitrust because it is debt-financed income. Such income would arrive indirectly at the charitable remainder unitrust, however, in the form of dividends paid by the foreign corporation to the partnership in which the charitable remainder unitrust invested. Such dividend income, the Service concluded, is not taxable as UBTI under Code section 512(b)(1). In Priv. Let. Rul. 199952086 (September 30, 1999), a charitable remainder unitrust owned a foreign corporation that made distributions of income to the trust. The corporation held an interest in a U.S. partnership that used debt to acquire stock. Since the debt-financed investments were deemed to flow through to the partners of the partnership, the foreign corporation realized unrelated business taxable income from its partnership interest. The Service ruled that the corporation's income from the partnership was not UBTI to the trust. The IRS also ruled that distributions from the partnership to the foreign corporation, which were in turn distributed to the trust, were (continued)


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March 22, 2004
Page 8



         (iii) Section 512(b)(13) Does Not Apply to Dividends. Regardless of whether a Tax Exempt Investor owns, or is deemed to own, more than 50 percent of the shares of the Company, dividends and redemption proceeds received from the Company will not constitute UBTI under Section 512(b)(13), as Section 512(b)(13) only applies to payments of interest, annuity, royalty and rent.(10)

         (iv) The Company will not have Insurance Income. The Company will not engage in insurance activities resulting in insurance income. Accordingly,
Section 512(b)(17) will not affect the dividend exclusion provided by Section 512(b)(1).(11)

         We consent to the reference to our firm under the heading "Taxes - Tax Treatment of Fund Operations - Classification of TEI" in the Prospectus included in the Offering Memorandum and under the heading "Tax Aspects - Tax Treatment of Fund Operations - Classification of TEI" in the Statement of Additional Information included therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

                                            Very truly yours,

                                            KIRKPATRICK & LOCKHART LLP


--------------------

not UBTI to the trust. The Service noted that the income paid to the trust was not Section 953 insurance income and that Congress intended that non-insurance income received by a domestic tax-exempt shareholder from a foreign corporation should be treated as dividends, which were excludable from UBTI under Section 512(b)(1). Although, under section 6110(k)(3), a private letter ruling or general counsel memorandum may not be cited as precedent, tax practitioners look to such rulings and memoranda as generally indicative of the Service's views on the proper interpretation of the Code and the Regulations. Cf. Rowan Companies, Inc. v. Commissioner, 452 U.S. 247 (1981); also see Treas. Reg. ss. 1.6662-4(d)(3)(iii) (providing that private letter rulings issued after October 31, 1976, and general counsel memoranda issued after March 12, 1981, are authority for purposes of determining whether there is or was substantial authority for the tax treatment of an item under section 6662(d)((2)(B)(i), in connection with the imposition of the accuracy-related penalty under section 6662 to a substantial understatement of income tax).

(10) See Priv. Let. Rul. 200251016 (September 23, 2002) and Priv. Let. Rul. 199952086 (September 30, 1999).

(1)1 See Priv. Let. Rul. 200251016 (September 23, 2002) and Priv. Let. Rul. 199952086 (September 30, 1999).